Exhibit 99.1

KIMBALL INTERNATIONAL, INC. REPORTS SECOND QUARTER FISCAL YEAR 2008 RESULTS

JASPER, IN (February 5, 2008) - Kimball International, Inc. (NASDAQ: KBALB) today reported net sales of $347.8 million and income from continuing operations of $4.2 million, or $0.11 per Class B diluted share, for the second quarter of fiscal year 2008, which ended December 31, 2007.

The following discussion excludes the results of discontinued operations for all periods presented.

Consolidated Overview

Financial Highlights	Three Months Ended
(Dollars in millions, Except Per Share Data)
	Dec. 31, 2007	% of Sales	Dec. 31, 2006	% of Sales	Percent Change

Net Sales	$347.8		$327.3		6%
Gross Profit	$ 66.7	19.2%	$ 67.4	20.6%
Selling, General and Administrative Expense (SG&A)	$ 60.2	17.3%	$ 56.7	17.3%
Restructuring Expense	$ 0.6	0.2%	$ 0.3	0.1%
Income from Continuing Operations	$ 4.2	1.2%	$ 8.2	2.5%	(48%)
Earnings Per Share from Continuing Operations	$ 0.11		$ 0.21		(48%)

Non-GAAP Financial Measures
Net Sales, excluding acquisition, EMS pricing adjustment discussed below, and contract private label sales	$342.4		$323.5		6%
Income from Continuing operations excluding Restructuring Charges	$ 4.6	1.3%	$ 8.3	2.5%	(45%)
Earnings Per Share from Continuing Operations excluding Restructuring Charges	$ 0.12		$ 0.21		(43%)
  Consolidated second quarter fiscal year 2008 net sales included:
    $37.5 million of net sales from a fiscal year 2007 acquisition in the Electronic Manufacturing Services (EMS) segment
    Approximately $32.1 million reduction in net sales due to a change in the price of finished product sold to a customer in the EMS segment (The cost of raw material which the Company purchases from this same customer was reduced by the same amount, and therefore, this pricing change had no impact on income from continuing operations.)
    No sales of contract furniture private label products during the second quarter of fiscal year 2008 due to a planned exit of this furniture product line, compared to $3.8 million of sales in the same quarter of the prior year
    Refer to the Non-GAAP net sales numbers disclosed in the above table which adjust for these three items

  Second quarter fiscal year 2008 net sales increased 4% in the Furniture segment and 8% in the EMS segment when compared to the same quarter a year ago.

  Consolidated second quarter gross profit as a percent of net sales declined compared to last year due to customer pricing pressures and supply chain cost increases in the Furniture segment; excess capacity costs and inefficiencies in the EMS segment in part resulting from a large number of product transfers from facility closures; and to a lesser extent a shift in sales between the segments as the EMS segment which carries a lower margin was a larger percentage of the overall consolidated sales during the current year second quarter. Partially offsetting these declines, the customer pricing adjustment discussed above favorably impacted the gross margin as a percent of sales, while it had no impact on the gross margin dollars.

  Consolidated second quarter SG&A increased in dollars over the prior year due primarily to the incremental SG&A costs of the fiscal year 2007 acquisition in the EMS segment. As a percent of sales, SG&A costs were flat in the second quarter of fiscal year 2008 when compared to the prior year due to the leverage of the higher sales volume.

  Pre-tax restructuring costs in the second quarter of fiscal year 2008 totaled $0.6 million primarily related to costs to exit two facilities within the EMS segment and accelerated software amortization related to the reorganization of business functions in the Furniture segment. This compared to $0.3 million of pre-tax restructuring costs in the second quarter of fiscal year 2007.

  Other income for the second quarter declined $2.5 million from the prior year primarily as a result of lower pre-tax interest income on lower cash and investment balances and the recording of a loss on investments for the Company's Supplemental Employee Retirement Plan (SERP) resulting from the normal revaluation of the investments to fair value for the quarter. The loss on the SERP investment that was recognized in Other income was exactly offset by a gain on the SERP liability which was recorded in SG&A as compensation expense in accordance with U.S. Generally Accepted Accounting Principles (GAAP) with no effect on net earnings.

  Company share repurchases of 2.0 million Class B shares in the preceding two quarters had less than $0.01 impact on the current year second quarter diluted Class B earnings per share.

Operating cash flow for the second quarter of fiscal year 2008 was $12.4 million compared to $11.4 million in the second quarter of last year. The Company's net cash position from an aggregate of cash and short-term investments less short-term borrowings decreased to $56.6 million at December 31, 2007 compared to $80.4 million at June 30, 2007 primarily related to Company share repurchases.

James C. Thyen, Chief Executive Officer and President, stated, "Our EMS segment stumbled in the second quarter resulting in a net loss in the segment for the period. During the quarter we completed the move of product from our Gaylord, Michigan facility to other facilities within the segment and ceased operations as part of the restructuring plan announced in June 2007. We experienced some inefficiencies and excess costs related to these actions. In addition, in October we announced the consolidation and exit of a second EMS facility in Hibbing, Minnesota which is scheduled to be complete late in fiscal year 2008. These actions are necessary to reduce excess capacity and in the long term improve our profitability within this segment."

Electronic Manufacturing Services Segment

Financial Highlights (Dollars in millions)	Three Months Ended

	Dec. 31, 2007	Dec. 31, 2006	Percent Change

Net Sales	$177.4	$164.1	8%
Income (Loss) from Continuing Operations	$ (2.1)	$ 0.4	(655%)
  EMS segment second quarter fiscal year 2008 net sales included:
    $37.5 million of sales from a fiscal year 2007 acquisition
    Approximately $32.1 million reduction in sales due to a change in the price of finished product sold to one customer (The cost of raw material which the Company purchases from this same customer was reduced by the same amount, and therefore, this pricing change had no impact on income from continuing operations.)

  Net sales to customers in the medical, industrial controls, and public safety industries were higher in the second quarter of fiscal year 2008 compared to last year while net sales to customers in the automotive industry declined compared to the prior year.

  When compared to the prior year, the current year second quarter results were negatively impacted by excess capacity costs and inefficiencies associated with the closure of the Gaylord, Michigan and Hibbing, Minnesota facilities and the related transfer of product into other facilities within this segment. One of the facilities completed the transfer of product and ceased operations during the quarter. The other facility is expected to complete the transfer of product and cease operations in the latter part of fiscal year 2008.

  The product mix shifted to lower margin product which lowered earnings for the current year second quarter when compared to the prior year. In addition, this segment had increased investments in business development resources in the current year second quarter.

  The second quarter net loss in this segment's start-up China facility was slightly less than the loss incurred in the prior year, but still approximated $0.02 per Class B diluted share in the current year second quarter which is comparable to the $0.02 per Class B share loss in the same quarter last year and also the most recent fiscal year 2008 first quarter.

Furniture Segment

Financial Highlights	Three Months Ended
(Dollars in millions)
	Dec. 31, 2007	Dec. 31, 2006	Percent Change

Net Sales	$170.4	$163.2	4%
Income from Continuing Operations	$ 5.8	$ 6.3	(8%)
  Net sales in the Furniture segment in the second quarter of the prior year included sales of branded furniture products and contract private label products. The Company completed the planned exit of the contract private label products in fiscal year 2007 and therefore there were no sales of contract private label products in the current year.

  Fiscal year 2008 second quarter net sales of branded furniture products, which include office and hospitality furniture, were $170.4 million, an increase of 7% compared to the prior year net sales of $159.4 million, primarily due to increased sales in the hospitality furniture industry. There were no net sales of contract private label products during the second quarter of fiscal year 2008 compared to net sales of $3.8 million in the prior year second quarter.

  Income from continuing operations in the current year second quarter was negatively impacted by higher discounting on select office furniture product, competitive customer pricing pressures coupled with supply chain cost increases in the hospitality industry, and increased investments in the segment's sales force. Partially offsetting these higher costs were price increases on select product, lower product marketing and promotion costs and lower employee profit incentive compensation costs.

Non-GAAP Financial Measures
This press release contains non-GAAP financial measures. A non-GAAP financial measure is a numerical measure of a Company's financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with U.S. GAAP in the statement of income, balance sheet or statement of cash flows of the Company. The non-GAAP financial measures used within this release include net sales adjusted for an acquisition, a customer pricing change and contract private label sales; income from continuing operations excluding restructuring charges; and earnings per share from continuing operations excluding restructuring charges. Reconciliations of the reported GAAP numbers to these non-GAAP financial measures are included in the Financial Highlights table below. For the non-GAAP sales measure, management believes it is useful for investors to easily see the impact of these items on net sales to assist in understanding the sales variance to the same quarter of the prior year. For the income and earnings per share non-GAAP measures, management believes it is useful for investors to understand how its core operations performed without the effects of costs incurred in executing its restructuring plans. Excluding these costs allows investors to meaningfully trend, analyze, and benchmark the performance of the Company's core operations. Many of the Company's internal performance measures that management uses to make certain operating decisions exclude costs associated with executing its restructuring plans to enable meaningful trending of core operating metrics.

Forward-Looking Statements
Certain statements contained within this release are considered forward-looking under the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties including, but not limited to, significant volume reductions from key contract customers, loss of key customers or suppliers within specific industries, availability or cost of raw materials, increased competitive pricing pressures reflecting excess industry capacities and unexpected integration issues with acquisitions. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of the Company are contained in the Company's Form 10-K filing for the period ended June 30, 2007.

Conference Call / Webcast
Kimball International will conduct its second quarter financial results conference call beginning at 2:00 PM Eastern Time today, February 5, 2008. To listen to the live conference call, dial 800-510-0146, or for international calls, dial 617-614-3449. A webcast of the live conference call may be accessed by visiting Kimball's Investor Relations website at www.ir.kimball.com.

For those unable to participate in the live webcast, the call will be archived at www.ir.kimball.com within two hours of the conclusion of the live call and will remain there for approximately 90 days. A telephone replay of the conference call will be available within two hours after the conclusion of the live event through February 19, 2008, at 888-286-8010 or internationally at 617-801-6888. The pass code to access the replay is 90197961.

About Kimball International, Inc.
Recognized with a reputation for excellence, Kimball International is committed to a high performance culture that values personal and organizational commitment to quality, reliability, value, speed and ethical behavior. Kimball employees know they are part of a corporate culture that builds success for Customers while enabling employees to share in the Company's success through personal, professional and financial growth.

Kimball International, Inc. provides a variety of products from its two business segments: the Electronic Manufacturing Services segment and the Furniture segment. The Electronic Manufacturing Services segment provides engineering and manufacturing services which utilize common production and support capabilities to a variety of industries globally. The Furniture segment provides furniture for the office and hospitality industries sold under the Company's family of brand names.

For more information about Kimball International, Inc., visit the Company's website on the Internet at www.kimball.com.

"We Build Success"

Financial Highlights for the second quarter ended December 31, 2007, follow:

Condensed Consolidated Statements of Income
(Unaudited)	Three Months Ended
($000's, except per share data)	December 31, 2007	December 31, 2006

Net Sales	$ 347,794	100.0%	$ 327,268	100.0%
Cost of Sales	281,114	80.8%	259,887	79.4%

Gross Profit	66,680	19.2%	67,381	20.6%

Selling, General & Administrative Expenses	60,179	17.3%	56,688	17.3%
Restructuring Expense	623	0.2%	283	0.1%

Operating Income	5,878	1.7%	10,410	3.2%
Other Income - Net	319	0.1%	2,785	0.8%

Income from Continuing Operations Before Taxes on Income	6,197	1.8%	13,195	4.0%
Provision for Income Taxes	1,957	0.6%	5,035	1.5%

Income from Continuing Operations	4,240	1.2%	8,160	2.5%
Loss from Discontinued Operations, Net of Tax	0	0.0%	(956)	(0.3%)

Net Income	$ 4,240	1.2%	$ 7,204	2.2%

Earnings Per Share of Common Stock:
Basic from Continuing Operations:
Class A	$0.11		$0.21
Class B	$0.12		$0.21
Diluted from Continuing Operations:
Class A	$0.11		$0.20
Class B	$0.11		$0.21
Basic:
Class A	$0.11		$0.19
Class B	$0.12		$0.19
Diluted:
Class A	$0.11		$0.18
Class B	$0.11		$0.18

Average Shares Outstanding
Basic	36,926		38,622
Diluted	37,432		39,379

(Unaudited)	Six Months Ended
($000's, except per share data)	December 31, 2007	December 31, 2006

Net Sales	$ 681,731	100.0%	$ 637,047	100.0%
Cost of Sales	547,271	80.3%	505,001	79.3%

Gross Profit	134,460	19.7%	132,046	20.7%

Selling, General & Administrative Expenses	119,674	17.6%	112,856	17.7%
Restructuring Expense	944	0.1%	617	0.1%

Operating Income	13,842	2.0%	18,573	2.9%
Other Income - Net	2,649	0.4%	5,317	0.9%

Income from Continuing Operations Before Taxes on Income	16,491	2.4%	23,890	3.8%
Provision for Income Taxes	5,689	0.8%	9,447	1.5%

Income from Continuing Operations	10,802	1.6%	14,443	2.3%
Loss from Discontinued Operations, Net of Tax	(124)	(0.0%)	(3,568)	(0.6%)

Net Income	$ 10,678	1.6%	$ 10,875	1.7%

Earnings Per Share of Common Stock:
Basic from Continuing Operations:
Class A	$0.29		$0.37
Class B	$0.29		$0.38
Diluted from Continuing Operations:
Class A	$0.28		$0.36
Class B	$0.29		$0.37
Basic:
Class A	$0.29		$0.28
Class B	$0.29		$0.28
Diluted:
Class A	$0.28		$0.27
Class B	$0.28		$0.28

Average Shares Outstanding
Basic	37,279		38,455
Diluted	37,786		39,153

Condensed Consolidated Statements of Cash Flows
(Unaudited)	Six Months Ended
($000's)	December 31, 2007	December 31, 2006

Net Cash Flow provided by Operating Activities	$ 29,813	$ 29,103
Net Cash Flow used for Investing Activities	(607)	(33,519)
Net Cash Flow used for Financing Activities	(30,798)	(9,526)
Effect of Exchange Rates	2,569	1,222

Net Increase/(Decrease) in Cash & Cash Equivalents	977	(12,720)
Cash & Cash Equivalents at Beginning of Period	35,027	64,857

Cash & Cash Equivalents at End of Period	$ 36,004	$ 52,137

Condensed Consolidated Balance Sheets
	(Unaudited)
($000's)	December 31, 2007	June 30, 2007

Assets
Cash, Cash Equivalents and Short-Term Investments	$ 86,880	$ 102,377
Receivables, Net	177,758	172,190
Inventories	162,332	135,901
Prepaid Expenses and Other Current Assets	39,828	34,348
Assets Held for Sale	2,654	3,032
Property & Equipment, Net	177,035	173,800
Capitalized Software, Net	15,164	18,763
Goodwill	15,348	15,518
Other Assets	36,220	38,812

Totals	$ 713,219	$ 694,741

Liabilities & Share Owners' Equity
Current Liabilities	$ 286,367	$ 249,237
Long-Term Debt, Less Current Maturities	625	832
Deferred Income Taxes & Other	17,427	17,224
Share Owners' Equity	408,800	427,448

Totals	$ 713,219	$ 694,741

Reconciliation of Non-GAAP Financial Measures

Net Sales, Adjusted for the Acquisition, Contract Private Label Products and Customer Pricing Adjustment

(Unaudited)	Three Months Ended
($ in millions)	December 31,	December 31,	Percent
	2007	2006	Change

Net Sales, as reported	$ 347.8	$ 327.3	6%
Less: Net Sales of Fiscal Year 2007 Acquisition	37.5	--
Less: Net Sales of Contract Private Label Products	--	3.8
Plus: Customer Pricing Adjustment	32.1	--

Net Sales, Excluding the Impact of the Acquisition, Contract Private Label Products and Customer Pricing Adjustment	$ 342.4	$ 323.5	6%

Income from Continuing Operations, Excluding Restructuring Charges

(Unaudited)	Three Months Ended
($ in millions)	December 31,	December 31,
	2007	2006

Income from Continuing Operations, as reported	$ 4.2	$ 8.2
Restructuring Charges, Net of Tax	0.4	0.1

Income from Continuing Operations, Excluding Restructuring Charges	$ 4.6	$ 8.3

Earnings Per Share of Common Stock, Excluding Restructuring Charges
(Unaudited)

Diluted from Continuing Operations, Class B, as reported	$0.11	$0.21
Diluted Impact of Restructuring Charges, Class B	$0.01	$0.00

Diluted from Continuing Operations, Class B, Excluding Restructuring Charges	$0.12	$0.21

Supplementary Information

Components of Other Income, Net

(Unaudited)	Three Months Ended		Six Months Ended
($ in millions)	December 31,	December 31,	December 31,	December 31,
	2007	2006	2007	2006

Interest Income	$ 0.7	$ 1.5	$ 1.6	$ 3.0
Interest Expense	(0.5)	(0.2)	(0.9)	(0.5)
Foreign Currency/Derivative Gain	0.7	0.2	0.8	0.4
Gain/(Loss) on Supplemental Employee Retirement Plan Investment	(0.4)	0.8	(0.2)	1.2
Polish offset credit program	--	--	1.3	--
Other Non-Operating Income/(Expense)	(0.2)	0.5	--	1.2

Other Income, Net	$ 0.3	$ 2.8	$ 2.6	$ 5.3